EXHIBIT D

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, related to post-qualification amendment, of our Independent Auditor’s Report dated April 26, 2023 relating to the balance sheets of Circle of Wealth Fund III, LLC as of December 31, 2022 and 2021, and the related statements of operations and changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Armanino LLP
San Ramon, California

April 26, 2023